UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): May 20, 2011
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) On May 20, 2011, ION Geophysical Corporation (the “Company”) amended its 2004 Long-Term Incentive Plan (the “LTIP”). The text set forth in Item 7.01 of this Current Report on Form 8-K regarding the amendments to the LTIP is incorporated into this item by reference.

Item 7.01.	Regulation FD Disclosure
At the 2011 annual meeting of stockholders, the stockholders of the Company will vote on, among other proposals, a proposal to approve certain amendments to the Company’s LTIP. Glass Lewis & Co., an independent proxy advisory firm, has recommended that its clients vote “FOR” the proposal. ISS Proxy Advisory Services (“ISS”), another proxy advisory firm, recently recommended that its clients vote “AGAINST” the proposal. The two primary objections to the proposal raised by ISS were:
(a)	Section 3.2 of the LTIP allows the Company’s Compensation Committee the discretion to provide for a supplemental payment to a grantee in an amount necessary to pay any income taxes payable upon the vesting of a stock award and receipt of the supplemental payment. ISS objected to Section 3.2 granting the Committee with the authority to provide a tax gross-up payment under the LTIP.
(b)	Section 7.7 of the 2004 LTIP defines “Change in Control” as occurring, among other events, upon the approval by the Company’s stockholders of a Merger (as defined in the LTIP). ISS objected to this definition as being too liberal and instead expressed that the trigger should occur upon consummation of a Merger rather than stockholder approval of the Merger.
The Company agreed with the above views expressed by ISS and amended the LTIP to (i) delete Section 3.2 in its entirety and (ii) change Section 7.7 so that the “Change in Control” occurs upon the consummation of a Merger rather than stockholder approval of a Merger. The amendments are effective immediately.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2011	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

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